March 27, 1997

Mr. Ralph W. Laster, Jr., CEO
AmVestors Financial Corporation
555 S. Kansas Avenue
Topeka, Kansas  66603

RE:  Special Incentive Bonus Agreement

Dear Ralph:

The Board of Directors of AmVestors Financial Corporation ("Corporation") resolved to allow you to participate in the Special Incentive Bonus Arrangement ("Arrangement"). This letter outlines the terms of the Arrangement which could, in the event certain circumstances occur, result in the payment of a substantial cash bonus to you based upon the Company's 1997 stock performance.

The Board has selected you for participation in the Arrangement as a reward for your valuable past services to the Corporation and its subsidiaries. In addition, the Board intends that its extension of the Arrangement to you will induce you to remain in the service of the Corporation and its subsidiaries, and continue your valuable and substantial efforts on their behalf.

Eligibility for Bonus
In the event you are not so employed on December 31, 1997, however, you will still be eligible to receive an unreduced bonus if your termination of employment was due to your death or disability. For purposes of the Arrangement, the term "disability" has the meaning set forth in your Employment Contract. In the event your employment terminates prior to December 31, 1997, for a reason other than "cause" or a change of control, you will be eligible to receive a pro rata share of any bonus paid under the Arrangement based upon the number of days you are employed by the Corporation or one of its subsidiaries, divided by 365.

In the event your employment is terminated for "cause" pursuant to your Employment Agreement, you will not be eligible to receive any payment under the Arrangement.

Amount of Bonus
The cash bonus to be paid under the Arrangement shall be equal to the following: the difference between the Corporation's per share average closing common stock price for the last ten (10) trading days in 1997, as reported in The Wall Street Journal and the per share closing on the price for the last trading day of 1996. The per share price difference will then be multiplied by 75,000. It is the intent of the Arrangement, therefore, to pay you a cash bonus which approximates the growth performance of 75,000 shares of the Corporation's common stock for the 1997 calendar year.

However, in the event that a "change of control" of the Corporation occurs, you will instead be eligible for a bonus based upon the greater of:

                                             (1)  The highest per share price
paid by the person(s) affecting the change of control in acquiring shares of the Corporation's common stock during the two years prior to the occurrence of the change of control; or

                                             (2)  The average of the share
price of the Corporation's common stock at the close of trading, as later reported in The Wall Street Journal, for the ten trading days following the date that the person(s) publicly announce their plan to effect the change of control.

For purposes of the Arrangement, the term "change of control" has the meaning set forth in the
AmVestors Financial Corporation Employee Stock Ownership
Plan.

Payment of the Bonus
Except for a bonus payment associated with a change of control, the Corporation will pay any bonus due you under the Arrangement on or before January 15, 1998. In the event that a change of control occurs, you will be paid any bonus due under the Arrangement within 14 days after the effective date of the change of control. The Corporation will withhold from any bonus payment due under the Arrangement all amounts it deems necessary or appropriate to satisfy its liability to withhold federal, state, or local income or other taxes attributable to any such bonus payment.

Miscellaneous
The Arrangement does not confer upon you any right to continue in the employ of the Corporation or any subsidiary, and it shall not be construed to interfere with or otherwise limit the right of the Corporation or any subsidiary to modify or terminate the terms or conditions of your employment.

-2-

The Board of Directors of the Corporation retains the authority to address any and all questions which may arise with respect to the interpretation of the Arrangement, and the Board's determination shall be final and binding as to all parties.

Please evidence your desire to participate in the Arrangement as described above by executing this letter and returning it to my attention.

Very truly yours,

AMVESTORS FINANCIAL CORPORATION


R. Rex Lee, Chairman
Compensation Committee
Board of Directors of
AmVestors Financial Corporation


ACCEPTED BY:

AMVESTORS FINANCIAL CORPORATION


By: /s/ Mark V. Heitz                       /s/ Ralph W. Laster, Jr.
 ________________________                   _______________________
                                                  Participant
Title: _______________________
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